Exhibit 99.1

BioPharmX Advances BPX-01 2% Upon Achieving Statistical Significance for Primary Endpoint

- Phase 2b study demonstrates 59% reduction in number of acne lesions using BPX-01 2% vs. 44% in vehicle

- Data show BPX-01 is generally well tolerated

MENLO PARK, Calif., June 1, 2017 /PRNewswire/ -- BioPharmX Corporation (NYSE MKT: BPMX) today released comprehensive phase 2b clinical data showing that its investigational acne drug BPX-01 2% reduces the number of inflammatory lesions in acne patients by 59% versus 44% in vehicle with no serious drug-related adverse side effects experienced– and suggesting it may also lessen the severity of lesions.

The phase 2b study was a randomized, double-blind, three-arm, vehicle-controlled, dose-finding study to assess the efficacy and safety of BPX-01 for the treatment of acne vulgaris. The multi-center study evaluated two concentrations of BPX-01 (1% and 2% minocycline) and vehicle in 226 subjects, aged 9 to 40, with moderate-to-severe inflammatory, non-nodular acne vulgaris. The study showed the 2% concentration was statistically superior in reducing the number of inflammatory lesions in patients with moderate-to-severe acne, compared to vehicle (59% vs. 44% at week 12).

The phase 2b study also measured reduction in a five-point investigator's global assessment (IGA) scale. The percentage of subjects treated with BPX-01 2% who showed at least a two-grade improvement and an IGA of clear or almost clear, a secondary efficacy endpoint in the study was 25 percent. Although these secondary endpoint results were not statistically significant, BioPharmX observed in the BPX-01 2% arm a clear numerical trend compared to vehicle. The phase 2b research was not powered to measure IGA statistical significance. Because IGA will be a required co-primary endpoint in phase 3, the study will be powered to measure statistical significance of IGA with at least a two-grade improvement and a score of clear or almost clear.

Researchers also found that no subjects experienced serious treatment-related adverse side effects. A PK study showed that plasma minocycline levels following topical use were undetectable in all but a single subject, whose level – 42 ng/mL – was one-tenth of that measured after a standard adult dosage of oral minocycline.

"The results of this research are encouraging and offer promise to millions of patients suffering from moderate-to-severe acne, and to their dermatologists, who have long wanted additional effective topical alternatives to oral antibiotics," said Dr. Ted Lain, board-certified dermatologist and an investigator in the BPX-01 study.

BPX-01 is the first hydrophilic topical gel with fully solubilized minocycline that can penetrate the skin to deliver the antibiotic to where acne develops in the pilosebaceous unit. It is designed for the treatment of moderate-to-severe acne.

"We are very pleased about the initial efficacy we are seeing in lesion reduction with BPX-01 2% and look forward to end-of-phase 2 discussions with the Food and Drug Administration," said Anja Krammer, co-founder and president of BioPharmX. "We believe BPX-01 2% offers a potential opportunity to bring to market a much-needed alternative for the treatment of moderate-to-severe acne."

The comprehensive study results will be presented today at a "State of Acne" symposium in New York City.

The symposium will feature presentations from preeminent dermatology thought leaders, including principal investigators in the phase 2b study of BPX-01.

Speakers scheduled to present at the event include:

  Hilary Baldwin, M.D., SUNY; Medical Director, Acne Treatment & Research Center in New York City
  Jim Leyden, M.D., Professor Emeritus of Dermatology, University of Pennsylvania
  Scott Herron, M.D., Ph.D., Medical Director, BioPharmX
  Neal Bhatia, M.D., Therapeutics Clinical Research, San Diego
  Andrew Alexis, M.D., Chairman, Department of Dermatology at Mount Sinai System in New York City
  Ted Lain, M.D., Board-certified dermatologist, Austin, Texas

BioPharmX will present its comprehensive results at the symposium at 8:30 a.m. ET. The event will be (both) webcast live and archived for 90 days at http://www.biopharmx.com/media/#events.

Summary of phase 2b data

Primary - Inflammatory Lesions
In the phase 2b study, the 2% concentration achieved statistical significance for its reduction in inflammatory lesion count at week 12, the primary endpoint, as well as inflammatory lesion reduction percentage. The 1% concentration was not statistically significant on the primary endpoint of lesion count reduction or lesion reduction percentage. Analysis reflects the intent to treat (ITT) population of 219 and imputation for the last observation carried forward (LOCF) was applied.

Study Arm	Subjects	Mean Change in Inflammatory Lesions	Percent Reduction in Inflammatory Lesions
BPX-01 2%	n=72	-15.4 (p=0.0352)	58.5% (p=0.0256)
BPX-01 1%	n=73	-15.5 (p=0.0543)	54.4% (p=0.0765)
Vehicle	n=74	-11.2	43.8%

Results at Week 12

Secondary - Investigator's Global Assessment (IGA)
A two-grade reduction in IGA score to clear "0" or almost clear "1" will be required in the company's phase 3 study, therefore BioPharmX included IGA as a secondary endpoint in its phase 2b study to help inform the design of the pivotal phase 3 program. The trial was not powered for statistical significance for IGA, however, BioPharmX observed a clear numerical trend in the BPX-01 2% arm compared to vehicle. Comprehensive results include imputation for the LOCF, consistent with primary endpoint analysis.

Study Arm	Subjects	Proportion of patients with at least a 2-grade reduction AND clear or almost clear
BPX-01 2%	n=72	25.0% (p=0.5445)
BPX-01 1%	n=73	20.5% (p>0.9999)
Vehicle	n=74	17.6%

Safety
BPX-01 appeared to be generally well tolerated. There were no serious drug-related adverse events (AEs). The most common adverse events reported across all three treatment arms were upper respiratory infection (2.7%), nasopharyngitis (2.7%) and mild headache (1.8%). The BPX-01 phase 2b study measured minocycline plasma concentrations based on a limit of quantification (LOQ) of 10 ng/ML. No detectable levels of minocycline were found in the bloodstream of patients using the topical minocycline with the exception of a single patient whose plasma minocycline level was 42 ng/mL with no reported adverse events.

Minocycline Plasma Concentrations (ng/mL)
	Baseline	Week 4	Week 12
BPX-01 2%	BLOQ	BLOQ	BLOQ*
BPX-01 1%	BLOQ	BLOQ	BLOQ
Vehicle	BLOQ	BLOQ	BLOQ

*One patient of BPX-01 2% measured 42 ng/mL, but demonstrated no AEs
BLOQ=Below Limit of Quantification

Exploratory – Non-inflammatory Lesions
Non-inflammatory (NIN) lesion counts were studied only as an exploratory endpoint as they were not part of the label claim of our reference listed drug. In the BPX-01 2% arm, NIN lesion counts (-12.0 vs. -9.9, p=0.7882) and percentage changes (34.1% vs. 30.7%, p=0.8946) were observed. In the BPX-01 1% arm, NIN lesions counts (-8 vs. -9.9, p=0.4753) and percentage changes (24.3% vs. 30.7%, p=0.6180) were observed.

Topline Results Previously Reported
The topline results for the phase 2b OPAL study of BPX-01 1% and 2% reported that both concentrations statistically significantly reduced inflammatory lesions, the study's primary endpoint. Since topline reporting, adjustments for multiple comparisons were made, resulting in a change to the p-value for the 1% concentration, rendering the results for the 1% concentration no longer statistically significant.

Study Design
The phase 2b study was a randomized, double-blind, three-arm, vehicle-controlled dose-finding study to assess the efficacy and safety of BPX-01 for the treatment of moderate-to-severe acne vulgaris. The multi-center study evaluated two concentrations of BPX-01 (1% and 2% minocycline) and vehicle and enrolled 226 subjects, aged 9 to 40, with 20-60 moderate-to-severe inflammatory, non-nodular acne lesions.

About Acne
The American Academy of Dermatology calls acne the "most common skin condition in the United States," affecting up to 50 million Americans. The U.S. market for prescription acne medications is estimated at $4 billion.

About BioPharmX® Corporation
BioPharmX Corporation (NYSE MKT: BPMX) is a Silicon Valley-based specialty pharmaceutical company that seeks to provide products through proprietary platform technologies for prescription, over-the-counter and supplement applications in the health and wellness markets, including dermatology and women's health. To learn more about BioPharmX, visit www.BioPharmX.com.

Forward-Looking Statement
The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. This press release contains forward-looking statements about the company's expectations, plans, intentions and strategies, including, but not limited to, statements regarding, the safety and medical effects of BPX-01, the effect BPX-01 may have on the treatment of acne, the timing of presenting trial results, commencement and results of future trials involving BPX-01 and the size of such trials, continued and consistent results in future tests of BPX-01 and absence of side effects of future use of BPX-01. These forward-looking statements may be identified by words such as "plan", "expect," "anticipate," "believe," or similar expressions that are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties include those described in the company's filings with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

BioPharmX is a registered trademark of BioPharmX, Inc.

CONTACT: Nina Brauer, Senior Manager, Marketing & Communications, nbrauer@biopharmx.com, (650) 889-5030; Investors: investors@biopharmx.com, biopharmx.investorroom.com